Exhibit 99.1

Transmeridian Exploration Acquires Interest in Russian Oilfield

Houston, Texas (PRIMEZONE) September 11, 2006 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has acquired a 50% interest in the Gasha field from a private Russian investor group. The field is located onshore in the Republic of Dagestan, an autonomous region within Russia along the northwestern Caspian Sea shoreline. The Company paid $2.5 million to acquire 50% of the share capital of a privately-held Russian company (DNK LLC) that owns the license to the field and entered into a joint operations agreement with the other shareholder for all future petroleum operations within Dagestan. In addition, the Company advanced the venture $1.0 million to retire existing indebtedness and agreed to fund one hundred percent of the costs up to $4.0 million of drilling an extended-reach well and conducting a 3-D seismic survey. These advances will be recovered on a preferential basis from the cash surpluses generated by operations. Remaining cash needs will be funded on a joint basis.

Russian government data indicates reserves for the Gasha field of approximately 11.0 million barrels of oil. The Company is also working with the same investor group to include the nearby Selli field in the venture, with reserves based on Russian government data of approximately 14.6 million barrels of oil. Both of the fields, which are not currently producing, were active during the Soviet era and are located close to existing oil and gas pipeline infrastructure and transportation networks.

“The acquisition of these two fields is consistent with our strategy of acquiring fields with proved or probable reserves, low entry costs and significant upside potential,” commented Lorrie T. Olivier, President and Chief Executive Officer. “Based on data we have reviewed and technology now available, we believe the total recoverable resources in both fields may be substantially greater than existing government estimates. We plan to restablish production over the coming year and to increase reserves and production capacity through a program of workovers, recompletions into previously unexploited intervals and new drilling, applying improved oilfield techniques and equipment. As part of this effort, Gasha well #28 was recently reentered and productive levels of hydrocarbons were encountered in the Foraminiferal interval, a zone that had not previously been evaluated or considered in resource potential estimates. In addition, through our investment in DNK, we believe we are well positioned to take advantage of additional opportunities in Dagestan as they come available.”

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The Company discloses proved reserves in its annual filings that comply with SEC definitions. The use of the terms “reserves” or “resources” in this press release may include quantities of oil that are not yet classified as proved according to SEC definitions and which SEC guidelines may not allow us to include in filings with the SEC.